Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) dated February 1, 2010, is by and between Craig L. Cardwell (“Executive”) and Education Realty Trust, Inc., a Maryland corporation (the “Company”).

WHEREAS, Executive’s employment with the Company has been terminated, effective as of February 12, 2010 (the termination date) pursuant to that certain Amended and Restated Employment Agreement between the Company and Executive, dated as of October 29, 2008 (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Termination of Employment.  Executive and the Company hereby agree that Executive’s employment with the Company will be terminated pursuant to Section 5(h) of the Employment Agreement on February 12, 2010.  To the extent he continues to hold any such offices or directorships, Executive hereby resigns all offices and directorships he holds with the Company and any and all of the Company’s subsidiaries and affiliates, effective as of the termination date.  Capitalized terms used herein and not otherwise defined shall have the same meanings as in the Employment Agreement.

2.           Release by Executive.  Executive, on his own behalf and on behalf of his heirs, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company and its current and former subsidiaries and other affiliates, and their current and former agents, employees, representatives, officers, directors, stockholders, trustees and attorneys (in both their official and personal capacities), and each of their predecessors, successors, assigns and/or heirs (all of which are hereafter collectively referred to as the “Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below) arising from Executive’s relationship (including without limitation as a stockholder) to, employment with or service as an employee, officer, director, or manager of the Company or its subsidiaries and affiliates (collectively, the “Claims”) against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to or on the termination date, including without limitation, any claims of breach of contract or for severance or other termination pay, or claims of harassment or discrimination (for example, on the basis of age, sex, race, handicap, disability, religion, color or national origin) under any federal, state or local law, rule or regulation, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.  Except as set forth below, Executive further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action (any of the foregoing, an “Action”) in any city, state or federal court or agency or arbitration tribunal with respect to any Claim against any of the Released Parties or (except as may be required by law) assist any other person or entity with any Action against any of the Released Parties.  Notwithstanding anything to the contrary contained in this Agreement, Executive does not release any of the Released Parties and shall not be prohibited from filing or bringing an Action with respect to any right Executive otherwise may have now or in the future to (i) receive distributions or dividends made in respect of the Company’s common stock or units of limited partnership interest in Education Realty Operating Partnership, LP; (ii) be indemnified by the Company under the Second Articles of Amendment and Restatement or Amended and Restated Bylaws of the Company (as the same are currently in effect), any resolution adopted by the Board of Directors of the Company, or any other separate written agreement or instrument requiring the Company to indemnify Executive; (iii) receive workers’ compensation claims; or (iv) vested benefits payable under retirement and other employee benefit plans covering Executive (which benefits shall be governed by the terms and provisions of the applicable plan).

3.           Severance Compensation.  In consideration of Executive’s execution and non-revocation of this Agreement and pursuant to Section 6(b) of the Employment Agreement, Executive shall be entitled to receive the payments set forth in this Section 3, subject to the terms and provisions of this Agreement. Except as set forth in this Section 3, the Company shall have no other obligations to Executive.

(a)           Accrued Salary, Vacation, Bonus, Expense Reimbursement and Health Insurance.  The Company will pay Executive: (i) all accrued but unpaid wages through the termination date, based on Executive’s current Base Salary;  (ii) all accrued but unpaid vacation through the termination date ($12,337.10), based on Executive’s then current Base Salary; (iii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; and (iv) all earned and accrued but unpaid bonuses. Executive’s benefits under the Company’s major medical health group plan will terminate on the termination date and the Company will pay any COBRA continuation coverage premiums required for the coverage of Executive and Executive’s eligible dependents under the Company’s major medical group health plan for a period of up to eighteen (18) months (or, if less, the period that Executive and Executive’s eligible dependents are entitled to under the applicable provisions of COBRA), provided, however, that Executive and Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage other than the payment of COBRA premiums.

(b)           Severance Payment.  The Company will continue to pay Executive’s current Base Salary of $200,940.16 for a period of twelve (12) months (the “Severance Payment”).  Payment of the Severance Payment shall commence on the sixtieth (60th) day following the Executive’s termination date and will be paid over a period of twelve (12) months, in accordance with the Company’s regular payroll practices, provided, that Executive shall have executed this Agreement and all statutory or other revocation periods shall have expired prior to such date (the “Severance Period”).

(c)           No Other Payments.  Executive acknowledges that this is the correct amount of severance compensation owed to Executive under the Employment Agreement. Executive acknowledges that Executive has received all accrued obligations to which Executive is entitled under the Employment Agreement.  Executive acknowledges that no other promise or agreements of any kind have been made to Executive or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement.  Executive further acknowledges and agrees that the payments or benefits that may be due under this Section 3 shall constitute full accord and satisfaction of all obligations, including without limitation any and all severance obligations, in connection with Executive’s employment.

(d)           Conditions to Severance Payment.  In connection with the Separation Conditions set forth in Section 6(c) of the Employment Agreement, Executive acknowledges that he would not be entitled to receive payments or benefits that may be due under this Section 3 but for Executive’s execution and non-revocation of this Agreement and his compliance with the restrictive covenants set forth in Section 8 of the Employment Agreement and any and all post-termination obligations set forth in the Employment Agreement and in this Agreement.  Notwithstanding the foregoing, the Executive and the Company hereby agree that for purposes of Executive’s continued compliance with the post-termination obligations set forth in the Employment Agreement, references in Section 8(f)-(i) of the Employment Agreement to the “Restricted Period” (Non-Competition; Non-Solicitation of Customers; Non-Recruitment of Employees; and Post-Employment Disclosure) shall mean the period of time encompassing the Severance Period.

4.           Disclaimer of Liability.  Executive acknowledges that this Agreement shall not in any way be construed as an admission by Executive or any of the Released Parties of any wrongful or illegal act against the other or any other person, and that Executive and the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Agreement.

5.           COMPETENCY.  EXECUTIVE ACKNOWLEDGES THE FOLLOWING:

a.	THAT HE FULLY COMPREHENDS AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THEIR LEGAL EFFECTS;

b.	THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT;

c.	THAT IT IS EXECUTED KNOWINGLY AND VOLUNTARILY AND WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF ANY RELEASED PARTY OR ITS REPRESENTATIVES;

d.	THAT HE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING THIS AGREEMENT;

e.	THAT EXECUTIVE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED;

f.	THAT EXECUTIVE WAIVES RIGHTS OR CLAIMS UNDER THIS AGREEMENT ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE WAS ALREADY ENTITLED;

g.	THAT HE HAS HAD A PERIOD OF 21 DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT; AND

h.
THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, EXECUTIVE MAY REVOKE THIS AGREEMENT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY PERIOD HAS EXPIRED OR SUCH LATER DATE AS PROVIDED FOR HEREIN.

6.           Parties in Interest.  This Agreement is for the benefit of the Released Parties and shall be binding upon Executive and his representatives and heirs.

7.           Governing Law.  This Agreement and the rights and obligations of Executive hereunder shall be governed by and construed and enforced in accordance with the substantive laws of the State of Tennessee.

8.           Amendment.  This Agreement may not be clarified, modified, changed or amended except in writing and signed by Executive and the Company or a successor-in-interest of the Company.

9.           Enforcement of Laws.  Nothing in this Agreement affects the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”) to enforce the anti-discrimination laws, and this waiver does not affect Executive’s right to file a charge or participate in an investigation or proceeding with the Commission.  However, Executive waives any rights or claims, known or unknown, to participate in any recovery under any proceeding or investigation by the Commission or any state or local commission concerned with the enforcement of anti-discrimination laws.

10.           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Education Realty Trust, Inc.

By:	/s/ Randall L. Churchey
Title:	Chief Executive Officer
Date:	February 1, 2010

Executive

/s/ Craig L. Cardwell
Craig L. Cardwell, individually

Subscribed and sworn to before me, the undersigned Notary Public, this 2nd day of February, 2010.

		(SEAL)	/s/ Dorothy A. Crawford
Notary Public

My Commission expires:	December 16, 2003